Exhibit 99.1

The Queen Casino & Entertainment Inc.
Consolidated Financial Statements
For the fiscal years ended December 31, 2024 and December 31, 2023

Index to Consolidated Financial Statements

The Queen Casino & Entertainment Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

The Queen Casino & Entertainment Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Queen Casino & Entertainment Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Marcum LLP

We have served as the Company’s auditor since 2022.

San Francisco, CA

March 24, 2025

Marcum LLP ■ One Montgomery Street ■ Suite 1700 ■ San Francisco, California 94104 ■ Phone 415.432.6200 ■ Fax 415.432.6201 ■ marcumllp.com

THE QUEEN CASINO & ENTERTAINMENT INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$27,693,369	$26,233,900
Restricted cash	3,588,615	3,382,516
Accounts receivable	6,024,002	5,903,395
Other receivable	3,374,957	-
Inventories	999,290	840,988
Prepaid expenses	2,227,274	1,620,676
Loan receivable	37,209,388	39,986,039
Other current assets	-	60,889
Total current assets	81,116,895	78,028,403
Property and equipment, at cost	66,516,016	50,003,152
Less: accumulated depreciation	(21,009,245)	(14,146,172)
Property and equipment, net	45,506,771	35,856,980
Marketable equity securities	176,052,596	189,186,644
Intangible assets, net	74,410,069	75,643,576
Goodwill	35,293,245	35,293,245
Right-of-use asset	230,864,368	241,486,078
Income taxes receivable	-	508,647
Other long-term assets	485,535	566,683
Total assets	$643,729,479	$656,570,256

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,039,007	$16,997,162
Accrued progressive jackpots and club awards	2,326,224	2,121,417
Accrued expenses and other current liabilities	16,701,193	26,020,226
Operating lease liabilities - current	15,824,867	14,692,254
Income taxes payable	4,283,696	-
Uncertain tax position liability - current	-	554,287
Current maturities of long-term debt	1,200,000	1,200,000
Total current liabilities	$68,374,987	$61,585,346
Long-term debt, net	87,459,679	83,338,824
Uncertain tax position liability - long-term	2,057,385	1,838,474
Deferred tax liability	11,806,107	20,355,108
Operating lease liabilities - long-term	257,270,391	272,065,476
Total liabilities	426,968,549	439,183,228
Commitments and contingencies (Note 16)
Redeemable convertible preferred stock
Series A convertible preferred stock, $0.00000198 par value Authorized – 10,000,000 shares Issued and outstanding – 0 shares	-	-
Stockholders’ equity
Common stock, $0.00000198 par value Authorized - 15,000,000 shares Issued and outstanding - 10,445,600 shares	24	24
Additional paid-in capital	98,588,527	87,143,261
Retained earnings	118,172,379	130,243,743
Total stockholders’ equity	216,760,930	217,387,028
Total liabilities, redeemable preferred stock, and stockholders’ equity	$643,729,479	$656,570,256

The accompanying notes are an integral part of these consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue:
Gaming	$212,534,331	$187,393,174
Food and beverage	5,053,922	4,768,815
Other revenue	7,651,046	5,912,715
Total revenue	225,239,299	198,074,704
Operating expenses:
Cost of gaming revenue	84,041,830	74,459,291
Cost of food and beverage revenue	13,709,015	11,571,861
Cost of other revenue	3,711,282	3,093,266
General and administrative	88,294,906	86,117,607
Advertising and marketing	6,054,648	5,459,027
Depreciation and amortization	8,191,425	7,041,459
Total operating expenses	204,003,106	187,742,511
Operating income	21,236,193	10,332,193
Other income (expense):
Interest expense, net	(20,887,894)	(18,171,516)
Gain (loss) on disposal of assets	265,751	(349,306)
Gain from sale-leaseback	-	28,889,246
(Loss) gain on fair value of marketable equity securities	(13,134,048)	89,792,210
(Loss) gain on fair value of loan receivable	(2,776,650)	19,445,775
Total other (expense) income	(36,532,841)	119,606,409
Net (loss) income before income taxes	(15,296,648)	129,938,602
Benefit (provision) for income taxes	3,225,284	(27,448,621)
Net (loss) income	(12,071,364)	102,489,981
Net (loss) income attributable to common stockholders	$(12,071,364)	$102,489,981

The accompanying notes are an integral part of these consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

	Preferred Stock Shares	Redeemable Preferred Stock	Common Stock Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholder’s Equity
Balance at January 1, 2023	—	$—	10,445,600	$24	$78,021,554	$27,753,762	$105,775,340
Net income	—	—	—	—	—	102,489,981	102,489,981
Share-based Compensation	—	—	—	—	9,121,707	—	9,121,707
Balance at December 31, 2023	—	$—	10,445,600	$24	$87,143,261	$130,243,743	$217,387,028
Net loss	—	—	—	—	—	(12,071,364)	(12,071,364)
Share-based Compensation	—	—	—	—	3,819,246	—	3,819,246
Warrant Issuance	—	—	—	—	7,626,020	—	7,626,020
Balance at December 31, 2024	—	$—	10,445,600	$24	$98,588,527	$118,172,379	$216,760,930

The accompanying notes are an integral part of these consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2024	Year Ended December 31, 2023
Cash flows from operating activities:
Net (loss) income	$(12,071,364)	$102,489,981
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	8,191,425	7,041,459
Loss (gain) on change in fair value of marketable securities	13,134,048	(89,792,210)
Loss (gain) on change in fair value of loan receivable	2,776,650	(19,445,775)
(Gain) loss on disposal of equipment	(265,749)	340,407
Gain from sale-leaseback	-	(28,889,246)
Noncash interest expense	7,102,765	5,162,205
Amortization of right-of-use assets	11,679,118	9,530,538
Deferred income tax (benefit) expense	(8,549,000)	25,306,102
Share-based compensation expense	3,819,246	9,121,707
Changes in operating assets and liabilities:
Accounts receivable	(120,607)	(1,780,034)
Inventories	(158,302)	53,595
Prepaid expenses and other current assets	(545,709)	1,286,468
Accounts payable	5,614,582	(623,925)
Accrued expenses and other current liabilities	(3,188,968)	3,058,197
Income taxes payable/receivable	4,792,342	2,417,156
Uncertain tax position liabilities	(335,376)	(1,668,130)
Operating lease liabilities	(14,719,879)	(11,625,975)
Net cash provided by operating activities	17,155,222	11,982,520
Cash flows from investing activities:
Purchases of property and equipment	(14,607,654)	(12,797,452)
Proceeds from sales of property and equipment	318,000	-
Proceeds from sale-leaseback	-	32,598,849
Acquisitions, net of cash acquired	-	482,000
Purchase of Intralot shares	-	(24,647,308)
Net cash used in investing activities	(14,289,654)	(4,363,911)
Cash flows from financing activities:
Principal payments on long-term debt	(1,200,000)	(1,200,000)
Debt financing fees	-	(3,355,378)
Net cash used in financing activities	(1,200,000)	(4,555,378)
Net increase in cash, cash equivalents, and restricted cash	1,665,568	3,063,231
Cash, cash equivalents, and restricted cash — beginning of period	29,616,416	26,553,185
Cash, cash equivalents, and restricted cash — end of period	$31,281,984	$29,616,416
Supplemental cash flow information:
Cash paid for interest	$13,948,816	$13,221,458
Cash paid for taxes	1,100,000	1,465,000
Noncash investing and financing activities:
Initial recognition of operating right-of-use assets and lease liabilities	$1,057,408	$74,641,146
Liability incurred for additional Fortress Warrants	-	6,068,172
Purchases of property and equipment in accounts payable	2,052,306	3,386,579
Warrants issued for Fortress Loan	7,626,020	-

The following table provides a reconciliation of Cash and cash equivalents together with Restricted cash as reported within the Consolidated Balance Sheets to the sum of the same amounts shown in the Consolidated Statements of Cash Flows.

Cash and cash equivalents	$27,693,369	$26,233,900
Restricted cash	3,588,615	3,382,516
Total cash, cash equivalents, and restricted cash	$31,281,984	$29,616,416

The accompanying notes are an integral part of these consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

Organization and Operations

The Queen Casino & Entertainment Inc. (the “Company”, “QCE”) (formerly CQ Holding Company, Inc.), a Delaware Corporation, is a limited liability company that was formed in December 2012 to facilitate the implementation of a leveraged Employee Stock Ownership Plan (“ESOP”). On December 26, 2012, the stockholders of Casino Queen, Inc. in East St. Louis (“ESL”) exchanged their common stock for the issued outstanding shares of QCE thereby making QCE the 100 percent owner of ESL and giving the former stockholders of ESL 100 percent ownership of QCE. The ESOP then purchased 499,999.5 shares of QCE. On November 27, 2020, the ESOP entered into a stock purchase agreement (“SPA”) with SG CQ Gaming, LLC (“SG”), under which SG purchased 100 percent of the outstanding stock of QCE (“SG Transaction”) which resulted in the Company becoming a new entity for financial reporting purposes.

ESL, an Illinois Corporation, was incorporated in December 1991. ESL is licensed by the Illinois Gaming Board (“IGB”) to own and operate a casino in East St. Louis, Illinois. ESL also operates a 157-room hotel adjacent to the casino. The current gaming license is valid through March 31, 2025 and is renewed annually.

Casino Queen Marquette, Inc. (“CQM”), an Iowa corporation, was incorporated in 1999 and was acquired by QCE in March 2017. CQM’s facilities are located in Marquette, Iowa. CQM is licensed by Iowa Racing and Gaming Corporation (“IRGC”) to own and operate a casino in Marquette, Iowa. The current gaming license is valid through March 31, 2025 and is renewed annually.

The Company additionally acquired Louisiana Casino Cruises LLC (the “Queen BR”, formerly dba Hollywood Casino Baton Rouge) on December 17, 2021. The Queen BR is a riverboat casino located in Baton Rouge, Louisiana licensed by the Louisiana Gaming Control Board. The current gaming license is valid through July 18, 2025 (see Note 9).

On May 5, 2022, the Company increased its casino property footprint in Louisiana by acquiring 100% of the outstanding equity interests of Catfish Queen LLC and Centroplex Centre Convention Hotel, LLC (d/b/a Belle of Baton Rouge) (collectively, “Belle”). The current gaming license is valid through July 18, 2025 (see Note 9).

Principles of Consolidation

These consolidated financial statements have been prepared in U.S. dollars, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Risks and Uncertainties

The Company is subject to risks common to companies in the markets it serves, including, but not limited to, general economic conditions and reductions in discretionary consumer spending and competition in the gaming industry including from retail casinos and online gaming services. Additionally, the Company’s operations have historically been subject to seasonal variations and quarterly fluctuations in operating results, and the Company can expect to experience such variations and fluctuations in the future. Further, due to the nature of the industry, the Company’s casino game hold percentage may fluctuate, profitability will be dependent in part on return to players, and the success including win or hold rates of existing or future sports betting and online gaming products depends on a variety of factors that are not completely within the control of the Company.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, and the amounts disclosed in the related notes to the consolidated financial statements. Actual results and outcomes may differ materially from management’s estimates, judgments, and assumptions. Significant estimates, judgments, and assumptions used in these financial statements include, but are not limited to, those related to fair value determinations, useful lives, realizability of long- lived assets, accounting for income taxes, and related valuation allowances. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience.

Estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require the exercise of judgment. As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require the Company to update its estimates, assumptions, and judgments or revise the carrying value of its assets or liabilities. These estimates may change as new events occur and additional information is obtained and will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the Company’s financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments that are readily convertible into cash and have original maturities of three months or less at the date of purchase.

Restricted Cash

Restricted cash consists of amounts on deposit with a financial institution as collateral for regulatory purposes and a standby letter of credit required by the Company’s insurance provider.

Comprehensive (Loss) Income

Comprehensive income includes certain gains and losses that, under accounting principles generally accepted in the United States, are excluded from net (loss) income as such amounts are recorded directly as an adjustment to stockholders’ equity. For the years ended December 31, 2024 and 2023, the Company’s net (loss) income was equal to its total comprehensive (loss) income as the Company did not have any comprehensive (loss) income items to account for.

Accounts Receivable

Accounts receivable includes amounts due from third-party check cashing services, third-party ATM vendors, amounts credited to customers for which the unconditional right to payment exists and are recognized when the right to consideration is unconditional and subject only to the passage of time. Notably, as of December 31, 2024, and December 31, 2023, the Company includes a material receivable from DraftKings in the amount of $2.73 million and $3.48 million, respectively. The Company considers all accounts receivable, including the significant amount due from DraftKings, to be fully collectible. This assessment is based on the Company’s ongoing credit evaluation process and its historical experience with collections.

The Company considers accounts receivable to be fully collectible as of December 31, 2024 and December 31, 2023.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, other receivable and loan receivable.

The Company’s cash and cash equivalents are generally held with large financial institutions. Although the Company’s deposits generally exceed federally insured limits, the financial institutions that the Company uses have high investment-grade credit ratings.

As of December 31, 2024, and December 31, 2023, the amounts held in cash that exceeded FDIC insured limits were $17.3 million and $16.8 million, respectively.

The Company has no significant off-balance sheet risk such as foreign exchange contracts, options contracts, or other hedging arrangements.

Fair Value Measurements

The Company determines the fair value of its assets and liabilities based on the exchange price in U.S. dollars that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy with three levels of inputs, of which the first two are considered observable and the last unobservable, to measure fair value:

●	Level 1 — Quoted prices in active markets for identical assets or liabilities.

●	Level 2 — Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, other receivable, loan receivable, marketable equity securities, accounts payable, and long-term debt. The Company considers the carrying amounts of these financial instruments to approximate their fair value.

Inventory

Inventory is stated at the lower of cost or net realizable value and consists primarily of food and beverage items and operating supplies. Cost is determined by the first-in, first-out method and net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

Property and Equipment

Property and equipment are recorded at cost upon acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of assets. Leasehold improvements are depreciated over the shorter of the useful life of the related assets or the term of the lease. The estimated useful lives for computing depreciation on property and equipment are:

Estimated Useful Life (Years)
Land improvements	3-39
Buildings	3-39
Leasehold improvements	Lease Term up to 15
Gaming equipment	3-7
Furniture and equipment	3-10

Expenditures that improve or extend the life of an asset are capitalized while repairs and maintenance expenditures are expensed as incurred. The Company periodically reviews the estimated useful lives of property and equipment. Changes to the estimated useful lives are recorded prospectively from the date of the change. As assets are retired or sold, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the statements of operations.

Construction in Progress

The Company has significant capital invested in construction in progress. The Company reviews the carrying value of its construction in progress whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by the Company in performing this assessment include the current operating results, trends and prospects, planned construction and renovation projects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors.

Intangible Assets and Long-Lived Assets

Acquired intangible assets consist of gaming licenses, sports wagering licenses, and player databases. Unless an acquired intangible asset is considered to have an indefinite useful life, they are amortized on a straight-line basis over their estimated useful lives.

Intangible assets that have an indefinite useful life are not subject to amortization but are subject to an annual impairment test. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess amount.

The Company periodically evaluates the recoverability of its long-lived assets, such as property and equipment and finite-lived intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If circumstances require a long-lived asset or asset group to be tested for impairment, then assets are required to be grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If the carrying amount of the assets exceeds the expected future undiscounted net cash flows to be generated by the assets, then an impairment charge is recognized to the extent the carrying amount of the asset exceeds its fair value. No impairment losses were recognized for the years ended December 31, 2024 and December 31, 2023.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired, including the amount assigned to identifiable intangible assets. Goodwill is subject to impairment analysis annually or more frequently if needed.

For the years ended December 31, 2024 and December 31, 2023 the Company tested goodwill for impairment on the first day of the fourth quarter, using a qualitative analysis to determine whether it was more likely than not that the fair value of a reporting unit is less than its carrying amount. In doing so, the Company evaluated the relevant events and circumstances including, but not limited to, macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets; Industry and market considerations such as a deterioration in the environment in which an entity operates, an increased competitive environment, a decline in market-dependent multiples or metrics (considered in both absolute terms and relative to peers), a change in the market for an entity’s products or services, or a regulatory or political development; Cost factors such as increases in raw materials, labor, or other costs that have a negative effect on earnings and cash flows; Overall financial performance such as negative or declining cash flows or a decline in actual or planned revenue or earnings compared with actual and projected results of relevant prior periods; Other relevant entity-specific events such as changes in management, key personnel, strategy, or customers, contemplation of bankruptcy, or litigation; Events affecting a reporting unit such as a change in the composition or carrying amount of its net assets, a more-likely-than-not expectation of selling or disposing all, or a portion, of a reporting unit, the testing for recoverability of a significant asset group within a reporting unit, or recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities that are considered shared services to the reporting units, and ultimately the determination of the fair value of each reporting unit. As of December 31, 2024 and December 31, 2023, it was determined that it was not more likely than not that the fair value of the Company’s reporting units was less than their carrying value.

Marketable Equity Securities

The Company’s investments in marketable equity securities are measured at fair value with related gains and losses, including unrealized, recognized in other income (expense), net. The Company classifies its marketable equity securities as non-current assets.

Loan Receivable

The Company accounts for the loan receivable at fair value on the Consolidated Balance Sheets with unrealized gains and losses included in the Consolidated Statements of Operations immediately as a component of other income (expense).

Debt Discounts and Debt Issuance Costs

Debt discounts and costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense using the effective interest method over the expected term of the related debt agreements. These capitalized costs incurred in connection with the issuance of long-term debt are presented as a direct reduction of long-term debt, less current portion on the consolidated balance sheets.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. The Company has accounted for the Fortress Warrants (as defined in Note 12) as equity. The initial fair value of the Fortress Warrants was estimated using the Black-Scholes-Merton option pricing model.

Revenue Recognition

Revenue is recorded in accordance with the five-step model set forth by Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”), which involves identification of the contract, identification of performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the previously identified performance obligations, and revenue recognition as the performance obligations are satisfied.

The Company’s revenue from contracts with customers consists of gaming wager transactions, retail and online sports wagers, hotel room sales, food and beverage transactions, and commissions earned from third-parties on financial transactions. The transaction price for a casino wager and a retail sports wager is the difference between gaming wins and losses (“net win”). The Company accounts for gaming revenue on a portfolio basis given the similar characteristics of wagers by recognizing net win per gaming day versus on an individual wager basis. The incremental amount of progressive jackpots are accrued as the progressive machine is played, and the progressive jackpot amount increases, with a corresponding reduction to gaming revenue.

For gaming wager transactions that include incentives earned by customers under the Company’s loyalty program, CQ Rewards, the Company allocates a portion of a net win based upon the stand-alone selling price of such incentives less estimated breakage. This allocation is deferred and recognized as revenue when the customer redeems the incentive. When redeemed, revenue is recognized in the department that provides the complimentary good or service. CQ Rewards points are redeemable for cash, free play, or complimentary goods or services such as food and beverage. CQ Rewards members may also earn special coupons or awards that are given during marketing promotions. The value of the points is determined by referencing the cash value of the points expected to be redeemed for cash or free play and the incremental cost of points to be expected to be redeemed for complimentary goods or services.

The transaction price for rooms, food and beverage, and retail contracts is the net amount collected from the customer for such goods and services. The transaction price is recorded as revenue when the good or service is transferred to the customer over their stay at the hotel or when delivery is made of the food or beverage.

There may be a difference in the timing of cash receipts from the customer and the recognition of revenue, resulting in a contract liability. The Company generally has three types of liabilities related to contracts with customers: outstanding chip liability, which represents the amounts owed in exchange for gaming chips held by customer, loyalty program obligations, which represent the deferred allocation of revenue relating to loyalty program incentives earned, as discussed above, and incremental cost of progressive jackpot liabilities. These liabilities are generally expected to be recognized as revenue within one year of being purchased, earned or deposited and are recorded within accrued progressive jackpots and club awards and accrued expenses and other current liabilities on the Company’s consolidated balance sheets (see Note 3).

Leases

On January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842), (“ASC 842”). Under ASC 842 leases are classified as operating and finance leases at the lease commencement date. The Company leases certain real estate, gaming equipment, and advertising billboards. The Company records leases on the balance sheet in the form of a lease liability for the present value of the future minimum payments under the lease terms and a right-of-use (“ROU”) asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment of the ROU asset. The discount rate used in determining the lease liability is based upon incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal. The Company does not record leases on the consolidated balance sheets that are classified as short term (less than one year).

At lease inception, the Company determines the lease term by considering the minimum lease term and all option renewal periods that the Company is reasonably certain to renew. The lease term is also used to calculate straight-line rent expense. The depreciable life of improvements is limited by the estimated lease term, including renewals if they are reasonably certain to be renewed. The Company’s leases do not contain residual value guarantees.

In conformity with ASC 842, leases with durations greater than 12 months are recognized on the balance sheet. For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of the lease payments over the lease term. Certain of the Company’s leases include rental escalation clauses, renewal options and/or termination options that are factored into its determination of lease payments when appropriate. As permitted by ASC 842, the Company elected not to separate non-lease components from their related lease components.

Operating lease expense consists of a single lease cost allocated over the remaining lease term on a straight-line basis, variable lease payments not included in the lease liability, and any impairment of the right-of-use asset. Rent expense and variable lease expense are included in general and administrative expense on the Company’s consolidated statements of operations. The Company’s variable lease expense includes rent escalators that are based on market conditions and include items such as common area maintenance, utilities, parking, property taxes, insurance and other costs associated with the lease.

The Company reviews the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets on an annual basis. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease right-of-use assets in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the year ended December 31, 2024 and 2023, the Company did not recognize impairment loss against its right-of-use assets.

General and Administrative Expenses

General and administrative expenses include all costs that are not directly related to satisfaction of customer contracts or advertising and marketing. General and administrative expenses include items for the Company’s general and administrative functions, such as sales, finance, legal, human resources, and information technology support. These functions include costs for items such as salaries and benefits and other personnel-related costs, maintenance and supplies, professional fees for external legal, accounting, and other consulting services.

Advertising and Marketing Expenses

Advertising and marketing expenses include all costs related to the Company’s advertising and marketing initiatives. These costs are expensed over the period of benefit of each initiative.

Depreciation and Amortization Expenses

Depreciation and amortization expenses include depreciation of property and equipment as well as the amortization of acquired intangible assets.

Share-Based Compensation

The Company records compensation expense in connection with restricted stock units (“RSUs”) based on the fair value of the awards granted. The Company estimates the fair value of RSUs on the grant date using the Black-Scholes-Merton option-pricing model. Company RSUs vest upon satisfaction of both service-based and performance-based vesting conditions. The fair value of these RSUs will be recognized as compensation expense when it is probable that the vesting conditions will be achieved.

See Note 18 for further information regarding the Company’s share-based compensation assumptions and expenses.

Income Taxes

The Company applies the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates for the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”).” The amendments in ASU 2016-13, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Starting in 2023, financial institutions and other organizations have begun using forward-looking information to enhance their credit loss estimates. While many of the loss estimation techniques previously applied are still in use, the inputs for these techniques have been updated to account for the full amount of expected credit losses. This shift marks a significant change in how credit risk is assessed, reflecting a more proactive approach to loss estimation. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The FASB has issued multiple updates to ASU 2016-13 as codified in Topic 326, including ASU’s 2019-04, 2019-05, 2019-10, 2019-11, 2020-02, and 2020-03. These ASU’s have provided for various minor technical corrections and improvements to the codification as well as other transition matters. Smaller reporting companies who file with the U.S. Securities and Exchange Commission (the “SEC”) and all other entities who do not file with the SEC are required to apply the guidance for fiscal years, and interim periods within those years, beginning after December 15, 2022. The Company adopted ASC 326 on January 1, 2023, which did not have a material impact on its consolidated financial statements or accounting policies.

In March 2020, the FASB issued temporary accounting guidance to ease the accounting effects of reform to the London Interbank Offered Rate (“LIBOR”) and other reference rates. The guidance contains optional expedients and exceptions that apply to accounting for contract modifications, hedging relationships, and other transactions affected by reference rate reform. The guidance was effective for all entities as of March 12, 2020 through December 31, 2022, and may be applied from the beginning of an interim period or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020. In the first quarter of 2022, the FASB voted to extend the transition date under ASC 848 from December 31, 2022, to December 31, 2024. The Company adopted ASC 848 on December 31, 2024, which did not have a material impact on its consolidated financial statements or accounting policies.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes: Improvements to Income Tax Disclosures,” which requires disaggregated information about an entity’s effective tax rate reconciliation as well as information on income taxes paid. These updates apply to all entities subject to income taxes and will be effective for annual periods beginning after December 15, 2024. Early adoption is permitted. Updates will be applied on a prospective basis with the option to apply the standard retrospectively. We do not expect the amendments in this update to have a material impact on the presentation of our consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments In Response to the SEC’s Disclosure Update and Simplification Initiative,” to clarify or improve disclosure and presentation requirements on a variety of topics and align the requirements in the FASB accounting standard codification with the Securities and Exchange Commission regulations. This guidance is effective for the Company no later than June 30, 2027. We do not expect the amendments in this update to have a material impact on the presentation of our consolidated financial statements.

3. Revenue

Disaggregation of Revenue

The Company provides disaggregation of revenue based on type or nature of good or service on the consolidated statements of operations as it believes these categories best depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The components of gaming and other revenue within the consolidated statements of operations are as follows:

	Year Ended	Year Ended
	December 31, 2024	December 31, 2023
Gaming	$224,809,954	$196,916,403
Sports wagering	19,765,158	18,966,889
Promotional allowances	(32,040,781)	(28,490,118)
Total gaming revenue	$212,534,331	$187,393,174

The amounts included within promotional allowances are as follows:

	Year Ended
	December 31, 2024	December 31, 2023
Free complimentary admission charges	$2,553,984	$2,473,878
Table games	2,152,384	3,080,396
Slot machines	26,545,431	22,757,621
Other	788,982	178,223
Total promotional allowances	$32,040,781	$28,490,118

The estimated costs of providing complimentary are deducted from gross revenue amounts for these services as follows:

	Year Ended	Year Ended
	December 31, 2024	December 31, 2023
Food and beverage	$14,356,092	$10,845,661
Cost of complimentary services - food and beverage	(9,302,170)	$(6,076,846)
Total food and beverage	$5,053,922	$4,768,815

Other revenue	$8,107,160	6,320,567
Cost of complimentary services - other revenue	(456,114)	(407,852)
Total other revenue	$7,651,046	$5,912,715

Contract Balances

The following table provides information about contract balances from contracts with customers:

	December 31, 2024	December 31, 2023
Contract assets
Amounts credited to customers	$387,650	$396,200
Contract liabilities
Accrued club point liability	442,504	396,670
Accrued progressive jackpots	1,883,720	1,724,747
Outstanding chip and voucher liability	668,274	1,268,690
Sports wagering liability	2,268,797	2,055,515

Customer contract liabilities related to future performance obligations consist of the club point liability, progressive jackpots, outstanding chips and vouchers, and unpaid sports wagers. These amounts represent amounts that are expected to be exchanged for cash by guests in exchange for gaming chips and vouchers in their possession. Fluctuations in contract liabilities and other customer-related liabilities are typically the result of normal operating activities. Contract asset amounts are included as a component of Accounts receivable and contract liabilities amounts are included as components of Accrued progressive jackpots and club awards and Accrued expenses and other current liabilities in the accompanying consolidated balance sheets as of December 31, 2024 and 2023.

4. Leases

The Company has a dockside agreement with the City of Marquette, Iowa. The Company is required to pay the City of Marquette 1.52% of its net gambling receipts through the expiration of this agreement on June 10, 2044. Rent expense related to this dockside agreement totaled $225,139 and $243,788 for the years ended December 31, 2024 and December 31, 2023, respectively.

In accordance with ASC 842, the Company recognizes lease liabilities on the balance sheet at the present value of the lease payments. To determine the present value of lease payments, the Company applies the interest rate implicit in the lease whenever this rate is readily determinable. However, it is often the case that the implicit rate in the lease is not readily determinable for the Company’s leases. In such instances, the Company estimates the incremental borrowing rate at lease commencement. This rate reflects the interest rate the Company would have to pay to borrow, on a fully collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. The incremental borrowing rate is determined based on information available at the commencement of the lease and is used to discount lease payments to their present value.

On September 6, 2023, the Company completed a sale-leaseback transaction involving the Casino Queen Marquette property located at 100 Anti Monopoly Street, Marquette, Iowa. The property was sold to GLP Capital, L.P., a Pennsylvania limited partnership, for a total consideration of $32,720,000. Concurrently, the Company entered into an amendment to its lease agreement with GLP Capital, LP, a subsidiary of Gaming & Leisure Properties, Inc. (“GLPI”) to continue operating the property. The initial aggregate rent for all properties leased from GLPI under this amendment was $31,460,844, subject to specified annual adjustments.

This strategic transaction allows the Company to unlock capital while maintaining operational control over the Casino Queen Marquette. The sale and subsequent leaseback have been accounted for in accordance with applicable accounting standards, and the financial impact is reflected in the Company’s financial statements for the fiscal year ending December 31, 2023.

Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications are as follows:

	Balance Sheet Classification	December 31, 2024	December 31, 2023
Right-of-use assets:
Operating leases	Right-of-use assets	$230,864,368	$241,486,078
Total right-of-use assets		$230,864,368	$241,486,078
Lease liabilities:
Operating leases	Current Lease Liability	15,824,867	14,692,254
	Long Term Lease Liability	257,270,391	272,065,476
Total lease liabilities		$273,095,258	$286,757,730

The ROU assets and lease liabilities are determined based on the present value of the future minimum rental payments of the lease as of the adoption date, using incremental borrowing rate as the effective interest rate, with a weighted average rate of 6.21% for 2024 and 6.20% for 2023.

As of December 31, 2024 and December 31, 2023, the weighted-average remaining operating lease term of its existing leases was 11.94 years and 12.92 years, respectively.

Following is the undiscounted cash flow for the next five years and total of the remaining years to the operating lease liabilities recorded on the balance sheet:

Year ending December 31,	Operating leases
2025	$31,981,957
2026	32,140,582
2027	32,280,402
2028	32,366,734
2029	32,355,855
Thereafter	224,185,782
Total minimum lease payments	$385,311,312
Less: amount of lease payment representing interest	(112,216,054)
Present value of future minimum payments	$273,095,258
Less: current obligations under leases	(15,824,867)
Long-term lease obligations	$257,270,391

Cash paid related to the operating leases presented in the lease liability for the years ended December 31, 2024 and December 31, 2023 was $31,730,045 and $25,441,886, respectively.

Total rent expense recognized for the year ended December 31, 2024 was $28,734,234, which included the expense recognized for short-term leases of $3,820,183. Total rent expense recognized for the year ended December 31, 2023 was $26,486,560, which included the expense recognized for short-term leases of $3,236,513.

5. Inventories

Inventories as of December 31, 2024 and December 31, 2023 consisted of the following:

	December 31, 2024	December 31, 2023
Food and beverage	$440,947	$294,329
Operating supplies	558,343	546,659
Total inventories	$999,290	$840,988

6. Prepaid Expenses

Prepaid expenses as of December 31, 2024 and December 31, 2023 consisted of the following:

	December 31, 2024	December 31, 2023
Prepaid Insurance	$601,228	$404,839
Prepaid Maintenance and Supplies	373,456	254,043
Prepaid Gaming License and Taxes	287,666	268,237
Prepaid Marketing	157,551	97,577
Prepaid Other	807,373	595,980
Total	$2,227,274	$1,620,676

7. Property and Equipment, net

Property and equipment as of December 31, 2024 and December 31, 2023 consisted of the following:

	December 31, 2024	December 31, 2023
Land and land improvements	$170,597	$185,646
Boat, building and improvements	10,784,507	10,691,481
Furniture and equipment	36,839,937	32,248,505
Construction in progress	18,720,975	6,877,520
Total property and equipment	66,516,016	50,003,152
Less accumulated depreciation	(21,009,245)	(14,146,172)
Property and equipment, net	$45,506,771	$35,856,980

Depreciation expense was $6,957,917 for the year ended December 31, 2024, $5,736,410 for the year ended December 31, 2023.

The Company has identified and corrected inaccuracies in its classification of property and equipment as of December 31, 2023. To correct this misclassification, $9,312,008 was re-classified from Land and land improvements to Boat, building and improvements as of December 31, 2023 in the table above.

8. Investment in Intralot S.A. Integrated Lottery Systems and Services (“Intralot”) and Loan Receivable with Alphachoice Services Limited (“Alphachoice”)

Intralot is a Greek company, publicly listed on the Athens Stock Exchange, that supplies integrated gaming, transaction processing systems, game content, sports betting management, and interactive gambling services to licensed gaming organizations worldwide. Intralot acts both as a lottery vendor and a lottery operator.

On June 17, 2022, the Company entered into a delayed draw term loan agreement (“Alphachoice Loan”) as a lender to Alphachoice, a Cyprus limited liability company, which is the largest shareholder of Intralot, for a principal amount of not more than €50,800,000, which allowed Alphachoice to exercise its preemptive right to purchase shares of Intralot under a rights offering. In July 2022, the Company funded the loan to Alphachoice in a principal amount of €40,687,233 (approximately $40,853,200 US Dollars). The loan is secured by a pledge of 100% of the shares of Alphachoice and initially accrued interest at an annual rate of 20%. At maturity, all outstanding principal, accrued and unpaid interest are due. The loan’s original maturity date was January 19, 2023, however this has been extended by three-month increments at the Company’s option and the current maturity date is June 30, 2025. The maturity date may subsequently be extended in additional three-month increments at the Company’s option. Alphachoice may, at its option, repay the loan in cash (“Cash Repayment Option”) or a stipulated amount of Intralot shares (“In-Kind Repayment Option”). Under the Cash Repayment Option, Alphachoice would owe the Company an amount in Euros equal to the principal amount of the loan plus the greater of (i) any accrued interest, and (ii) an amount, which may not be less than zero, equal to the principal amount, multiplied by the percentage increase between the Intralot share price as of the maturity date and the Per Share Repayment Value (originally €0.58), further multiplied by a factor of 1.1x. Under the In-Kind Repayment Option, the amount of shares to be paid by Alphachoice (“Share Repayment Number”) is equal to the quotient of the principal of the Alphachoice Loan divided by the Per Share Repayment Value as equitably adjusted for certain transactions, subject to a cap formula per the terms of the Alphachoice Loan.

On November 22, 2023, the Company amended its loan agreement with Alphachoice. This amendment (the “Loan Amendment”) adjusted the principal amount of the existing loan to €25,000,000. As part of the amendment, any principal amounts exceeding this revised principal and all accrued interest up to the date of the amendment were waived and cancelled. Furthermore, the amendment adjusted the interest rate on the loan from an annual rate of 20% to a reduced rate of 5.20%. The amendment also changed the Per Share Repayment Value to €0.56 and set the Share Repayment Number to 34,305,068 in order to reflect the impact of the October 2023 rights offering discussed further below. Additionally, the Loan Amendment encompasses provisions for a supplement to the original Letter Agreement and a confirmation deed concerning the Pledge Agreement. As of December 31, 2023, and taking into consideration the Loan Amendment, it was determined that Alphachoice would still be financially incentivized to choose the In-Kind Repayment Option. As of both December 31, 2024 and December 31, 2023 (including taking into consideration the Loan Amendment in 2023), it was determined that Alphachoice would be financially incentivized to choose the In-Kind Repayment Option of 34,305,068 shares.

The Company accounted for the Alphachoice Loan as a loan receivable at fair value (based on the Share Repayment Number and Intralot’s share price), which resulted in a fair value of $37,209,388 as of December 31, 2024 and $39,986,039 as of December 31, 2023. The Company recognized the change in fair value in the consolidated statement of operations for the year ended December 31, 2024, see Note 10 for Fair Value Measurements.

As part of the 2022 rights offering, the Company purchased 122,182,840 shares of Intralot for €0.58 per share or €70,866,047.20 (approximately $72,400,000 US Dollars), resulting in the Company owning approximately 32.9% of the outstanding shares of Intralot. The shares of Intralot are accounted for as Marketable Equity Securities (Note 2).

Subsequently, in October 2023, Intralot conducted a €135,000,000 equity raise through another rights offering, during which the Company further increased its investment by acquiring an additional 40,086,206 new Ordinary Shares, also at €0.58 per share, for a total of €23,250,000 (approximately $24,559,000 US Dollars). Following the October 2023 Intralot rights offering and the Company’s additional investment, the Company’s ownership percentage in Intralot adjusted to approximately 26.9% of the outstanding shares. The Company has determined that it does not meet the criteria of having significant influence over either Intralot or Alphachoice as of December 31, 2024 or any other date going back to inception of these transactions.

9. Goodwill and Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. The Company determines the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

Indefinite-lived intangible assets consist primarily of gaming licenses.

Finite-lived intangible assets consist of trade names, sports wagering licenses, and player databases acquired in business combinations and asset acquisitions. Amortization expense was $1,233,507 for the year ended December 31, 2024 and $1,255,376 for the year ended December 31, 2023. The following table presents the Company’s intangible assets as of the dates indicated:

	December 31, 2023					December 31, 2024
	Opening Balance	Acquisitions	Measurement Period Adjustment	Amortization	Ending Balance	Acquisitions	Measurement Period Adjustment	Amortization	Ending Balance
Tradenames	$886,589	$-	$-	$(305,000)	$581,589	$-	$-	$(305,000)	$276,589
Player databases	21,868			(21,868)	-			-	-
Sports wagering licenses	14,889,431	-		(928,508)	13,960,923			(928,507)	13,032,416
Amortizable intangible assets	$15,797,888	$-	$-	$(1,255,376)	$14,542,512	$-	$-	$(1,233,507)	$13,309,005

Unamortized intangible assets:
Gaming licenses	$61,101,064	$-	$-	$-	$61,101,064	$-	$-	$-	$61,101,064
Indefinite intangible assets	$61,101,064	$-	$-	$-	$61,101,064	$-	$-	$-	$61,101,064

Total intangible assets	$76,898,952				$75,643,576				$74,410,069

The following table represents the gross carrying amount and accumulated amortization, both in total and by major intangible asset class, as well as the aggregate amortization expense for the period, for intangible assets subject to amortization.

Intangible Asset	Original Cost	Accumulated Amortization	December 31, 2023
Tradenames	$1,525,000	$(943,411)	$581,589
Player databases	1,302,283	(1,302,283)	-
Sports wagering licenses	16,770,152	(2,809,229)	13,960,923
Total	$19,597,435	$(5,054,923)	$14,542,512

Intangible Asset	Original Cost	Accumulated Amortization	December 31, 2024
Tradenames	$1,525,000	$(1,248,411)	$276,589
Player databases	1,302,283	(1,302,283)	-
Sports wagering licenses	16,770,152	(3,737,736)	13,032,416
Total	$19,597,435	$(6,288,430)	$13,309,005

The following table presents the estimated future annual pre-tax amortization expense of definite-lived intangible assets as of the date indicated:

Year Ended	Total
2025	1,205,097
2026	928,508
2027	928,508
2028	928,508
2029	928,508
Thereafter	8,389,876
Total future amortization	$13,309,005

10. Fair Value Measurements

Marketable Equity Securities

Marketable Equity Securities consists of the Company’s shares of Intralot. The carrying value of marketable equity securities is measured at fair value based upon quoted prices of identical assets available in active markets (Level 1). The changes in fair value are included as a component of other income (expense), net, in the Consolidated Statements of Operations.

Loan Receivable

The loan receivable represents the Alphachoice Loan. The estimated fair value of the Alphachoice Loan is based upon the fair value of the shares of Intralot the Company would expect to receive upon repayment of the Alphachoice Loan. The changes in fair value are included as a component of other income (expense), net, in the Consolidated Statements of Operations.

The following table sets forth the assets measured at fair value on a recurring basis, by input level, in the Balance Sheets as of December 31, 2024 and 2023:

	December 31, 2024			December 31, 2023
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets:
Marketable equity securities	$176,052,596			$189,186,644
Loan receivable	37,209,388			39,986,039
Total assets at fair value	$213,261,984	$-	$-	$229,172,683	$-	$-

11. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31, 2024	December 31, 2023
Payroll and related expenses	$5,830,583	$5,203,918
Gaming and state tax liabilities	2,981,348	3,420,631
Other gaming liabilities	4,304,980	5,478,074
Accrued warrant liability	-	6,068,172
Other liability	3,584,282	5,849,431
Total	$16,701,193	$26,020,226

12. Debt

Fortress Term Loan

On July 13, 2022, the Company entered into a credit agreement with Fortress Credit Corp (“Fortress”) to borrow a term loan (“Fortress Term Loan”) of $120,000,000 to (i) pay off all principal, accrued and unpaid interest, and other fees outstanding from the Citizens Term Loan and Revolving Credit Commitment of approximately $29,504,200, (ii) finance the Company’s loan to Alphachoice up to €50,800,000 (approximately $51,899,599), (iii) fund the Company’s purchase of 122,182,840 shares in Intralot at €0.58 per share in an amount of €70,866,058 (approximately $72,400,000), and (iv) pay other fees and expenses incurred in connection with these transactions. The Fortress Term Loan is guaranteed by the Company and its subsidiaries and collateralized by substantially all assets of the Company and each of its subsidiaries. As of December 31, 2023, the Fortress Term Loan bears interest at 12.7% payable quarterly in arrears. The interest rate adjusts based on the secured overnight financing rate as defined in the terms of the Fortress Term Loan. Principal is repaid in quarterly installments of $300,000, which commenced on December 31, 2022. The Company may voluntarily prepay principal outstanding on the Fortress Term Loan in whole or in part subject to a prepayment premium. The term loan matures on July 13, 2027, at which time all remaining principal, accrued and unpaid interest outstanding are due.

In connection with the issuance of the Fortress Term Loan, on July 13, 2022 the Company issued a common stock purchase warrant (“Fortress Warrant”) to purchase up to 547,259 shares of the Company’s common stock from the Company with a par value of $0.00000198 per share. The exercise price per warrant share is $0.01. The Fortress Warrants were recorded as a component of additional paid-in capital at fair value and as an offset to the Fortress Term Loan as a debt discount. The fair value of the Fortress Warrants was determined to be $30.80 per share as of the time of issuance (see Note 18).

The Company entered into the Third Amendment to the Credit Agreement (“Third Amendment”) with Fortress in October 2023. Under the terms of the Third Amendment, the Company has agreed to issue additional penny warrants to Fortress, pending regulatory approval, enabling the purchase of an additional 181,356 shares of the Company’s common stock. These warrants would be subject to similar terms as the existing warrants. Should the issuance not occur within six months from the Third Amendment Effective Date, termed the “Outside Warrant Date,” the Company is obligated to compensate Fortress the greater of (i) the fair market value of the additional warrants as of the Outside Warrant Date, excluding discounts for control, liquidity, minority, or other factors, or (ii) $2,000,000. In the event of a valuation dispute, an Independent Appraiser, mutually selected by both parties and financed by the Borrower, will determine the fair market value.

Based on an independent valuation performed as of June 30, 2023, the fair market value per warrant is estimated at $33.46. Applying this rate to the 181,356 additional warrants results in an estimated liability of $6,065,782, which the Company deemed probable and reasonably estimable as of December 31, 2023. This valuation was recorded as an estimated liability in the financial statements and treated as deferred lender fees to reflect the potential obligation to the Warrant Holder. These deferred lender fees are recognized over the term of the Fortress Term Loan as part of the interest expense. These warrants were issued, and the liability was relieved, during 2024 upon regulatory approval of the awards.

A summary of the Company’s long-term debt transactions is shown below:

	December 31,
	2024	2023
Term Loan	$107,071,803	$108,271,803
Less: Unamortized debt discount and deferred financing fees	(18,412,124)	(23,732,979)
Less: Current maturities of long-term debt	(1,200,000)	(1,200,000)
Long-term debt, net	$87,459,679	$83,338,824

The Company has the following maturities for long-term borrowings for the next five years:

2025	$1,200,000
2026	1,200,000
2027	104,671,803
2028	-
2029	-
Total	$107,071,803

13. Income Taxes

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company is subject to examination for the U.S. federal jurisdiction for the years 2020 to present and in the state jurisdiction for the years 2019 to present. The Company is no longer subject to examination by tax authorities for years prior. Prior to the SG transaction, the Company was an S-Corporation for income tax purposes. As such, the Company itself had an effective tax rate of 0%, was not subject to taxation, and therefore did not record a provision or benefit.

The income tax (benefit) provision attributable to the (loss) income from operations before tax consists of the following components:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Current tax expense:
Federal	$4,161,929	$1,532,214
State	1,161,787	610,305
Total current expense	5,323,716	2,142,519
Deferred tax (benefit) expense:
Federal	(7,234,876)	19,313,657
State	(1,314,124)	5,992,445
Total deferred expense	(8,549,000)	25,306,102
Total tax (benefit) expense	$(3,225,284)	$27,448,621

A reconciliation of the federal statutory rate and the effective income tax rate is as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Income tax reconciliation:
Federal statutory rate	21.0%	21.0%
State income tax net of federal benefit	7.1%	5.1%
Non-deductible expenses	(2.2)%	0.2%
Other deferred true-up	0.6%	0.0%
Return to Provision	0.4%	(0.1)%
Uncertain Tax Position	0.0%	(0.6)%
Change in tax rates	(5.5)%	0.0%
Change in valuation allowance	0.0%	(4.5)%
Effective tax rate	21.4%	21.1%

The major tax-effected components of the deferred tax assets and liabilities are as follows:

	December 31, 2024	December 31, 2023
Deferred tax assets:
Accrued expenses	$3,971,076	$2,209,968
Interest limitation	3,664,446	868,974
Lease liability	73,752,677	79,672,332
Net operating losses	1,822,164	2,354,886
Other assets	150,331	116,642
Stock compensation	3,494,380	2,456,020
Total Deferred tax assets, net	86,855,074	87,678,822

Intangible assets	(8,005,442)	(7,716,185)
Investment	(22,549,699)	(26,991,637)
Lease asset	(62,335,429)	(66,779,392)
Other liabilities	(426,928)	(264,737)
Property and equipment	(5,343,683)	(6,281,979)
Total Deferred tax liabilities	(98,661,181)	(108,033,930)
Deferred income tax (liabilities):	$(11,806,107)	$(20,355,108)

Deferred tax assets arise primarily because expenses have been recorded in historical financial statement periods that will not become deductible for income taxes until future tax years. The Company records a valuation allowance to reduce the book value of its deferred tax assets to amounts that are estimated on a more likely than not basis to be realized. This assessment requires judgement and is performed on the basis of the weight of all available evidence, both positive and negative, with greater weight placed on information that is objectively verifiable such as historical performance.

Based on an evaluation of the then-available positive and negative evidence, the Company determined that a valuation allowance of $0 was necessary on its federal and state deferred tax assets as of December 31, 2024 and December 31, 2023.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense, which were not material for each of the periods presented. The Company does not anticipate that the total amounts of unrecognized tax benefits at December 31, 2024 will change materially within the next twelve months.

A reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of the period are as follows:

	Year Ended
	December 31, 2024	December 31, 2023
Unrecognized tax benefits beginning balance	$2,646,937	$4,512,275
Decrease related to prior year tax positions	(955,464)	(2,419,732)
Increase related to current year tax positions	704,897	554,394
Unrecognized tax benefits, end of year	$2,396,370	$2,646,937

The Company has gross State net operating loss carryforwards of approximately $39,315,000 as of December 31, 2024. These State net operating losses will begin to expire in 2040.

The Company has disallowed business interest expense carryforwards under IRS Section 163(j) of approximately $14,000,000. The unused excess business interest expense can be carried forward indefinitely.

14. Employee Benefit Plans

QCE sponsors a defined-contribution benefit plan under the provisions of Section 401(k) of the Internal Revenue Code. This plan covers substantially all of the Company’s employees meeting eligibility criteria and contributions to the plan are determined by the plan provisions or at the discretion of the Board of Managers. QCE’s contributions to the plan were $400,652 for the year ended December 31, 2024 and $394,735 for the year ended December 31, 2023.

15. Related Party Transactions

The Company pays consulting fees to the spouse of one of its executives for marketing services. The total consulting fee expensed amounted to $120,000 for the years ended December 31, 2024 and December 31, 2023, respectively.

16. Commitments and Contingencies

Management Agreement

The Company has a management agreement with the Upper Mississippi Gaming Corporation (“UMGC”), an Iowa not-for-profit corporation established to promote economic development in the Marquette, Iowa area. Beginning in July 2019, the Company is required to pay UMGC 3.25% of its monthly adjusted gross receipts through the expiration of this agreement on June 10, 2044. Amounts incurred relating to this agreement totaled $766,328 and $694,400 for the years ended December 31, 2024 and 2023, respectively.

Litigation

The Company has been named in various claims and legal actions arising in the ordinary course of its business. The Company has also been named in litigation as a joint defendant with several other parties. The third-party plaintiffs are seeking a declaration of certain facts with no damages. The Company’s monetary exposure is limited to the Company’s legal defense costs.

The Company has accrued $9,130,541 as of December 31, 2024 and $3,996,044 as of December 31, 2023. Management believes this is the best estimate of loss that will result from these matters. In the opinion of management and its legal counsel, all amounts in excess of the amounts accrued are adequately covered by insurance, or if not so covered, are without merit or involve such amounts that unfavorable disposition would not have a material effect on the consolidated financial position of the Company.

Self-Insurance

The Company is self-insured for health and medical benefits. The Company was liable for all claims up to a $400,000 limit per person per year for the years ended December 31, 2024 and 2023. All known claims were recorded at December 31, 2024 and December 31, 2023, plus an estimate for incurred but unreported claims.

Letters of Credit

CQM has a standby letter of credit required by the City of Marquette, Iowa, for $100,000, renewing annually automatically, to cover potential demolition costs of the overhead walkway owned by CQM. There were no amounts outstanding as of December 31, 2024 and 2023.

CQM has a standby letter of credit required by the IRGC, for $226,343, renewing annually automatically, to secure future gaming tax payments.

17. Shareholder’s Equity

Preferred Stock

The Company is authorized to issue up to 8,500,000 shares of Preferred Stock as of December 31, 2024 and December 31,2023 with a par value of $0.00000198 per share. The Company has authorized one class of preferred shares of the Company known as the Series A Convertible Preferred Stock (the “Preferred Stock”). As of June 20, 2022 (the “Conversion Date”), the Stated Value of a share of Preferred Stock was equal to $7.412 and the Initial Share Price was equal to $5.922, resulting in a Conversion Rate of 1.252. All 8,345,391.204 shares of Preferred Stock outstanding as of December 31, 2021 were converted into 10,445,600 shares of Common Stock at the Conversion Rate of 1.252 on the Conversion Date. No Preferred Stock shares were outstanding as of December 31, 2024 or December 31, 2023.

Dividends – Holders of Preferred Stock shall have been entitled to share in dividends declared. Dividends shall first be distributed to holders of Preferred Stock. Holders of Preferred Stock shall be entitled to preferential dividends equal to 15 percent of the stated valued of preferential shares, cumulative and compounded semi-annually declared on Preferred Stock.

Liquidating Preference – In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, holders of Preferred Stock were entitled to be paid accrued dividends and the stated value of preferred shares if all shares were converted into Common Stock immediately prior to such liquidation before any distribution or payment was made upon any junior securities.

Voting Rights – Holders of Preferred Stock shall not be entitled to vote on any matter except as required by Delaware’s General Corporation Laws (“DGCL”). As to all matters for which voting by class is specifically required by DGCL, each outstanding share of preferred stock shall be entitled to one vote.

Conversion Rights – Preferred shares are convertible, in whole or in part at the option of the holders, into shares of Common Stock at a conversion price equal to the stated value of preferred shares by the initial share price.

Redemption – The Preferred Stock is not mandatorily redeemable but contains a Liquidation Redemption Feature, in which the Company’s sole shareholder, SG CQ Gaming, is entitled to be paid in cash per outstanding share of Preferred Stock upon liquidation, dissolution, or winding up of the corporation.

Common Stock

The Company was authorized to issue 30,000,000 shares of Common Stock as of December 31, 2024 and December 31, 2023,with a par value of $0.00000198 per share. Holders of Common Stock are entitled to vote on all matters, with each share of Common Stock entitled to one vote. As of December 31, 2024 and December 31, 2023, there were 10,967,117 shares of common stock outstanding.

Common Stock Warrants

On July 13, 2022 the Company issued the Fortress Warrants (see Note 12) to purchase up to 547,259 shares of the Company’s common stock from the Company with a par value of $0.00000198 per share. The exercise price per warrant share is $0.01. Fortress may optionally exercise the warrant in whole or in part, at any time on or after the date issued. The Fortress Warrants agreement outlines certain events that would result in an automatic conditional exercise, which is upon a Qualified Listing or a Drag-Along Sale. Upon a Tag-along Sale, Fortress may elect to a conditional exercise. Upon an exercise, as to any fraction of a share which Fortress would be entitled to purchase, the Company will, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the market price or round up to the next whole share.

On April 15, 2024, under the October 2023 Third Amendment (see Note 12), the Company issued 181,356 shares of the Company’s common stock from the Company with a par value of $0.00000198 per share, upon regulatory approval. The exercise price per warrant share is $0.01. Fortress may optionally exercise the warrant in whole or in part, at any time on or after the date issued.

The October 2023 Fortress Warrants were included within equity, and the Company has determined the estimated fair value of the Fortress Warrants in exchange for financing expenses using the Black-Scholes-Merton option-pricing model and following the following assumptions:

Valuation Inputs
Share value at issuance	$42.05
Exercise price	$0.01
Valuation date	April 15, 2024
Exit date	April 15, 2027
Period (years)	3.00
Dividend yield	0.0%
Volatility	30.6%
Risk-free rate	4.6%

The risk-free interest rate input was determined by the yields on U.S. Treasury constant maturities provided by Federal Reserve Statistical Release and interpolated the risk-free rate corresponding with the time between issuance and the expected liquidity event dates. The expected volatility of the Company was determined by calculating the historical equity volatilities of selected guideline companies within the same industry, adjusting for differences in size and leverage, and then applying these adjustments to estimate the Company’s volatility.

Total number of warrants issued and outstanding for the years ended December 31, 2024 and 2023 was 728,615 and 547,259, respectively, with a weighted-average exercise price of $0.01.

18. Share-Based Compensation and Equity Incentive Plan

Restricted Stock Units

The Company’s Board approved The Queen Casino & Entertainment Inc. 2023 Equity Incentive Plan (the “Plan” or “Equity Incentive Plan”) on June 30, 2023, which was subsequently adopted by the Company’s sole stockholder on the same day. The Plan allows for the granting of various types of equity awards, including Restricted Stock Units (“RSUs”), which are sometimes referred to as “Restricted Stock”. Upon vesting, these RSUs may be settled by issuing shares of the Company’s common stock.

On August 19, 2023, the Company entered into a Restricted Stock Award Agreement (the “Original Agreement”) with the participants, which was then amended and restated on August 26, 2023 (the “Amended and Restated Award Agreement”).Under the Amended and Restated Award Agreement, the participants were granted 386,759 shares of Restricted Stock, subject to the terms and conditions of the Agreement and the Plan.

The Restricted Stock granted under the Plan vests based on both service and performance conditions. Specifically, 60% of the Award vested immediately on the Date of Grant, 20% will vest on November 1, 2023, and the remaining 20% will vest on November 1, 2024, provided the participant continues to provide service to the Company. Under the terms of the grant, the performance condition was tied to the Company achieving a Revenue Target or the completion of a Qualified Listing by December 31, 2024. The Revenue Target is defined as the Company’s revenues for the fiscal year 2024 reaching at least 90% of the revenues reported for the fiscal year 2023.

On May 16, 2024, the Company modified the August 2023 grants replace the revenue target criterion discussed above with achievement of a change in control event, resulting in holders of the RSUs receiving cash and/or marketable shares traded on an established national or foreign securities exchange. Also on May 16, 2024, the Company issued 328,250 additional RSUs that contained performance conditions which were not determined to be probable of occurring.

Participants holding Restricted Stock have voting rights and are entitled to receive cash dividends, although such dividends are subject to the same vesting conditions as the underlying shares. In the event of certain corporate transactions, such as a spinoff or merger, participants have agreed to waive certain rights, including dissenters’ rights and rights to participate as a shareholder in the spin-off.

The fair value of Restricted Stock granted is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. During the year ended December 31, 2023 (none in 2024), the fair value of option grants was determined using the following weighted-average assumptions:

Expected term (years)	3.00
Expected dividend yield	0.00%
Expected volatility	37.6%
Risk-free interest rate	4.4%

The risk-free interest rate input was determined by the yields on U.S. Treasury constant maturities provided by Federal Reserve Statistical Release and interpolated the risk-free rate corresponding with the time between the grant date of the award and the Company’s best estimate of an expected liquidity event date. The expected volatility of the Company was determined by calculating the historical equity volatilities of selected guideline companies within the same industry, adjusting for differences in size and leverage, and then applying these adjustments to estimate the Company’s volatility.

For the fiscal year ended December 31, 2024, the Company recognized stock-based compensation expense totaling $3,819,246. The expense is reflected in the general and administrative expenses in the consolidated statement of operations. The Company accounts for forfeitures on the Restricted Stock as they occur, by reversing previously recognized compensation cost in the period of the forfeiture. There was no unamortized compensation cost related to Restricted Stock Unit grants as of December 31, 2024.

The Company’s share-based compensation is an important part of its strategy to align the interests of its employees and directors with those of its shareholders. The Plan is designed to provide incentives that reward performance and service to the Company.

19. Subsequent Events

The Queen Casino & Entertainment Inc./Bally’s Merger

On February 7, 2025, the Company completed a common control merger with Bally Gaming. In connection with the merger, the Company received a capital contribution from its majority shareholder to repay in full the outstanding debt of $107,071,803, payable to Fortress.

Under the merger agreement, all outstanding RSUs and warrants were converted into RSUs and warrants, respectively of Bally’s Corporation.

On February 8, 2025 and going forward, the Company will be consolidated with Bally’s Corporation on a historical cost basis.